Exhibit 99.1

CONTACT: Craig W. Carlson, V.P. and C.F.O.

Neurobiological Technologies, Inc.

510.595.6000

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR-END FINANCIAL RESULTS FOR 2007

ANNOUNCES 1-FOR-7 REVERSE STOCK SPLIT

Conference Call Scheduled for September 17 at 10:30 ET, 7:30 PT

EMERYVILLE, CA, September 14, 2007 - Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII) today announced its financial results for its fiscal fourth quarter and year ended June 30, 2007 and announced a planned 1-for-7 reverse split of its common stock.

For fiscal year 2007, the Company reported revenue of $17.7 million, a 44% increase over last year’s revenue of $12.3 million. The net loss for fiscal 2007 was $14.1 million, or $0.47 per share, compared with a net loss of $27.8 million, or $0.98 per share, in fiscal year 2006. At June 30, 2007, the Company’s balance of available cash, cash equivalents and investment securities was $8.9 million.

For the fourth quarter ended June 30, 2007, the Company reported revenue of $4.0 million compared to $4.3 million for the same period in 2006. The net loss for the quarter ended June 30, 2007 was $4.2 million, or $0.13 per share, compared with a net loss of $4.8 million, or $0.16 per share, for the same period in 2006.

For the fiscal year ended June 30, 2007, the Company reported revenue of $17.7 million consisting of $6.9 million of royalty fees earned from the commercial sales of memantine by Merz + Co. GmbH & Co. (Merz) and its marketing partners in the United States and certain European countries, $5.5 million from the sale of NTI’s rights and assets related to XERECEPT® to Celtic Pharmaceutical Holdings L.P. (Celtic), and $5.3 million from the reimbursement of the direct expenses incurred for services provided to Celtic for administering the Phase III clinical trials for XERECEPT in the United States. The Company’s fiscal year 2006 revenues of $12.3 million consisted of $5.1 million of royalty fees earned from the commercial sales of memantine by Merz and its marketing partners in the United States and certain European countries, $3.2 million from the sale of NTI’s rights and assets related to XERECEPT to Celtic, and $4.0 million from the reimbursement of the direct expenses incurred for the services provided to Celtic.

Research and development expenses of $26.7 million in the year ended June 30, 2007 increased by $3.9 million compared to R&D expenses of $22.8 million in fiscal year 2006. During fiscal year 2007, $21.2 million of the R&D expenses were focused on Viprinex™, with the remaining $5.5 million on XERECEPT. The increase in research and development expenses resulted from an additional $5.2 million of expenses incurred for the Phase 3 clinical trials of Viprinex, which was partially offset by a decrease of $1.3 million of reimbursed expenses for the continuing Phase 3 clinical trials for XERECEPT.

The Company had no acquired in-process research and development expenses for the fiscal year ended June 30, 2007 compared to $11.5 million for the fiscal year ended June 30, 2006. The 2006 expenses represented the expensing of certain tangible and intangible assets related to the acquisition of Empire Pharmaceuticals from 2005.

General and administrative expenses totaled $6.5 million for the year ended June 30, 2007 compared to $6.0 million in fiscal year 2006. The increase in general and administrative expenses resulted primarily from increases of approximately $362,000 for compensation, $259,000 for consultants and $276,000 for audit fees, offset by a $243,000 decrease in legal fees.

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Investment income for the fiscal year ended June 30, 2007 totaled approximately $494,000 compared to $399,000 in fiscal year 2006. The increase was due to higher average cash balances in fiscal 2007 and an increase in our average rate of return on our investment portfolio.

Gain on change in value of warrants totaled $980,000 for the year ended June 30, 2007 compared to zero in fiscal year 2006. In April 2007, the Company sold 3,043,478 shares of common stock and warrants and the Company recognized a change in the value of the warrants of $980,000 during the fourth quarter of fiscal year 2007 due to a decline in the Company’s stock price during that time.

Bridge Financing

On September 12, 2007, the Company completed a $6.0 million debt and equity bridge financing under its effective shelf registration statement. In the financing, the Company issued $6.0 million in principal amount of 15% senior secured promissory notes due January 15, 2008 and 2,750,000 shares of common stock, which will be subject to certain trading restrictions until January 15, 2008. The Company expects to repay the indebtedness in October 2007 with proceeds from its planned registered public offering.

Reverse Stock Split

On September 12, 2007, the Company received stockholder approval for a reverse split of its outstanding common stock within a range of 1-for-5 to 1-for-7. On September 14, 2007, a committee of the Board approved the implementation of the reverse split at a ratio of 1-for-7. The reverse split will be come effective on Monday, September 17, 2007 and the Company’s common stock will begin trading on the NASDAQ Capital Market on a post-split basis that day.

Upon effectiveness of the reverse split, every seven shares of common stock issued and outstanding will be automatically converted into one new share of common stock. Fractional shares that result from the split will not be issued and holders will be paid cash in lieu of fractional shares. The Company’s common stock will trade under the symbol “NTIID” for 20 trading days to denote the reverse split. After that time, the symbol will revert to “NTII”. Holders of record will receive instructions from American Stock Transfer & Trust Company, the Company’s transfer agent, for how to surrender their pre-split share certificates and receive new post-split certificates.

Conference Call Information

NTI will web cast its year end financial results conference call on September 17, 2007 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number 800-289-0468 (U.S.) 913-981-5517 (international). The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. ET on September 17, 2007 through 11:59 p.m. on September 21, 2007. Replay number: 888-203-1112 (US and Canada) and 719-457-0820 (International), replay access code: 9278405.

About Neurobiological Technologies, Inc.

NTI is a specialty biopharmaceutical company with expertise in identifying and acquiring promising drug candidates and in designing and managing late-stage clinical trials for central nervous system conditions. NTI is currently developing Viprinex, a novel reperfusion agent that is in pivotal Phase 3 trials for the treatment of acute ischemic stroke.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our need for additional capital, our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

- FINANCIAL TABLES TO FOLLOW -

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
REVENUES
Royalty income	$1,901,000	1,377,000	$6,853,000	$5,063,000
Technology sale and collaboration services	2,093,000	2,946,000	10,820,000	7,276,000

Total revenues	3,994,000	4,323,000	17,673,000	12,339,000

EXPENSES
Research and development	7,508,000	7,944,000	26,737,000	22,808,000
Acquired in-process research and development	—	—	—	11,501,000
General and administrative	1,792,000	1,225,000	6,537,000	5,968,000

Total expenses	9,300,000	9,169,000	33,274,000	40,277,000

Operating loss	(5,306,000)	(4,846,000)	(15,601,000)	(27,938,000)
Non-cash gain on change in fair value of warrants	980,000	—	980,000	—
Investment income	140,000	171,000	494,000	399,000

Loss before income tax	$(4,186,000)	$(4,675,000)	$(14,127,000)	$(27,539,000)
Provision for income taxes	—	170,000	—	300,000

NET LOSS	$(4,186,000)	$(4,845,000)	$(14,127,000)	$(27,839,000)

BASIC and DILUTED NET
LOSS PER SHARE	$(0.13)	$(0.16)	$(0.47)	$(0.98)

Shares used in basic and diluted net loss per share calculation	32,685,615	29,546,326	30,364,114	28,490,373

SELECTED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2007	June 30, 2006
Cash, cash equivalents and investments	$8,904,000	$15,248,000
Working capital	(3,974,000)	12,055,000
Total assets	10,921,000	22,499,000
Accumulated deficit	(109,269,000)	(95,141,000)
Stockholders’ deficit	(22,093,000)	(11,402,000)

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